For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY PROVIDES DIVESTITURE UPDATE
AND ANNOUNCES AMENDED CREDIT FACILITY

•	Negotiations concerning divestiture of Eagle Ford shale assets have begun

•	Enters into agreement to divest non-core assets

•	Announces amended credit facility with increased borrowing base and commitments

DENVER, CO – June 1, 2011 – SM Energy Company (NYSE: SM) announces it has commenced negotiations concerning the divestiture and development of a material portion of its Eagle Ford shale position.  The Company received multiple bids during its marketing process and is currently negotiating a transaction or combination of transactions.

In addition, the Company has entered into an agreement to sell non-core assets in the Constitution Field for aggregate proceeds of approximately $44 million.  First quarter production associated with these properties is approximately 6 MMCFE/d.  The Constitution Field transaction represents the Company’s entire position in this legacy field in southeastern Texas.  These assets have been categorized as assets held for sale on the Company’s balance sheet since the third quarter of 2010.  The closing of this divestiture is expected to occur late in the second quarter of 2011.  The sale is subject to customary purchase price adjustments, closing conditions, and transaction fees.

SM Energy also announces its entry into an amended five-year senior secured revolving credit facility, with an increase of the Company’s borrowing base to $1.3 billion from $1.0 billion.  The commitment amount has also been increased to $1.0 billion, up from $678 million.  The Company’s previous credit facility was scheduled to mature in July of 2012.  As of May 31, 2011, the Company did not have any borrowings drawn against its credit facility.

Tony Best, President and CEO, remarked, “We are pleased that we have reached this phase of our Eagle Ford marketing effort.  Our oft-stated goal is to create value for our stockholders and we believe that a meaningful sell-down of our Eagle Ford position, when completed, will further enhance our ability to achieve that goal.  The non-core asset sale and amended credit facility that we are announcing today further strengthen our already strong liquidity position and balance sheet.  Our robust inventory of high-return projects and solid financial standing are a winning combination that will benefit our stockholders for years to come.”

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include factors such as the uncertainty of negotiations to result in an agreement or a completed transaction, the uncertain nature of the expected benefits from the actual or expected acquisition, divestiture, farm down or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, the volatility and level of oil, natural gas, and natural gas liquids prices, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company’s commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2010 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil.  SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.